Exhibit 99.1

FOR IMMEDIATE RELEASE

NORTHWEST AIRLINES COMMON STOCK TO CEASE TRADING ON NASDAQ

EAGAN, Minn. – (September 16, 2005) — Northwest Airlines Corporation announced today that its common stock would cease trading on the NASDAQ stock market, effective with the opening of business on Sept. 26, 2005.

Northwest received written notification on Sept. 15, 2005, from NASDAQ that its common stock will be delisted in accordance with Marketplace Rules 4300, 4450(f) and IM-4300.  Because of the exchange notification, the fifth character “Q” will be added to the company’s trading symbol, which will change from NWAC to NWACQ at the opening of business on Sept. 19, 2005.  Once delisted, shares could still be traded in the “over-the-counter” market.

Northwest Airlines urges that appropriate caution be exercised with respect to existing and future investments in its common stock.  It is entirely possible that ultimately no value will be ascribed to the company’s existing common stock or other equity securities.  Investors and other interested parties can monitor the progress of the airline’s reorganization on the Internet at www.nwa-restructuring.com.  In addition, the investor relations section of the company’s Web site can be accessed at www.nwa.com.

Northwest Airlines is the world’s fourth largest airline with hubs at Detroit, Minneapolis/St. Paul, Memphis, Tokyo and Amsterdam, and approximately 1,400 daily departures.  Northwest is a member of SkyTeam, an airline alliance that offers customers one of the world’s most extensive global networks.  Northwest and its travel partners serve more than 900 cities in excess of 160 countries on six continents.

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For more information pertaining to Northwest, media inquiries can be directed to Northwest Media Relations at (612) 726-2331 or to Northwest’s Web site at www.nwa.com.